Exhibit 99.1

Mabwe Minerals Completes Strategic Alliances With Steinbock Minerals Ltd. and Yasheya Ltd.

FREEHOLD, NJ, August 8th, 2013 (Marketwired via COMTEX) -- Mabwe Minerals Inc. (OTCQB: MBMI) (the “Company”), a natural resources company engaged in the mining and commercial sales of industrial minerals and metals, is pleased to announce that the Company has entered strategic alliances with both Steinbock Minerals Limited and Yasheya Limited.

WGB Kinsey & Company, the company’s minority owned mining & construction company, is on site at Dodge Mine engaged in barite production with key responsibilities that include managing the Company’s Shamva Rail Depot transfer yard within 17km of Dodge Mine. Through its partnership with PHI Commodities, Mabwe Minerals has secured exclusive load rights from the Shamva Rail Depot direct to the Port of Beria utilizing their fleet of rail wagons. Now that strategic alliances have been forged with both Steinbock Minerals and Yasheya, the Company has successfully established its distribution, sales, shipment and delivery network.

Steinbock Minerals will be the Company’s distributor and sales arm as they specialize in the worldwide distribution of industrial minerals, with first focus on barite. Steinbock Minerals, based in Switzerland, is a key distributor in the industrial minerals’ sector with established customers throughout Europe and the Middle East. With long-term relationships throughout the oil and gas drilling sector as well, Steinbock Minerals will continue to support the Company’s Master Supplier Agreement.

David Coplet, President of Steinbock Minerals, commented, “We have no shortage of barite customers who are in need of high quality barite as seen at Dodge Mine. On behalf of Steinbock Minerals, we are pleased to be part of the Mabwe Minerals team and look forward to helping them bring a new barite source into commercial production to satisfy the high demand.”

Yasheya will be the company’s shipping and delivery arm as they are recognized worldwide as a leader in the transport of industrial minerals specializing in ocean shipping, containers, coasters, barging, railing, trucking and warehousing.

Abel Coplet, CEO of Yasheya, stated, “With our strategic alliances in place, we are excited to add the Port of Beira into our network of ports servicing the industry’s need for high-grade barite. Our company prides itself in the importance of establishing strong alliances. Mabwe Minerals is our newest strategic partner and we are excited to join forces.”

For further information concerning Steinbock Minerals, Yasheya and other ongoing developments, visit http://dtg.fm/Raptor-Corporate-Briefings.

Al Pietrangelo, CEO of Mabwe Minerals, stated, “Both Steinbock Minerals and Yasheya have established, long-term relationships throughout the industrial minerals sector. They are a welcomed addition to our network of strategic partners as we start ramping up production at Dodge Mine. We look forward to providing our shareholders with pending updates through our corporate newsletters.”

About Raptor Resources Holdings Inc.

Raptor Resources Holdings Inc. (OTCQB: RRHI) is the parent/holding company of Mabwe Minerals Inc. with a second independently operating subsidiary: TAG Minerals Inc.

To learn more about Raptor Resources Holdings and its subsidiaries, visit www.raptorresourcesholdings.com or www.dtg.fm/RRHI-Presentation.

About Mabwe Minerals Inc.

Mabwe Minerals Inc. is a U.S. based natural resources and hard asset company engaged in the mining, logistics and commercial sales of industrial minerals and metals, with first focus on barite. The company’s operations are conducted through its Zimbabwe parent/holding affiliate, Mabwe Corporation (Private) Limited, which includes wholly owned subsidiary Mabwe Minerals Zimbabwe (Private) Limited and minority owned WGB Kinsey & Company. Raptor Resources Holdings owns 90 million shares of Mabwe Minerals or approximately 66% of its issued and outstanding shares of common stock.

To learn more about Mabwe Minerals, visit www.dtg.fm/MBMI-Presentation.

About TAG Minerals Inc.

TAG Minerals Inc. is a U.S. based mineral/metal resource acquisition, exploration and development company. The company, with operations conducted through its indigenous affiliate TAG Minerals Zimbabwe (Private) Limited, is responsible for alluvial gold production along with the development of greenfield assets targeting bedrock gold and other viable hard assets.

Notice Regarding Forward-Looking Statements

Statements regarding financial matters in this press release other than historical facts are “forward-looking statements” (“FLS”) within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. FLS include statements predictive in nature, depending upon or referring to future events / conditions, including words like “believes,” “anticipates,” “intends,” “plans,” “expects,” and similar expressions. Statements concerning future financial performance (revenues, earnings, and growth rates), ongoing business strategies / prospects, and future actions, which may be provided by management, are also FLS as defined by the Act. The actual and any future results, performance or achievements of the Company, expressed or implied, may be materially different and vary significantly for different reporting periods due to FLS that involve known and unknown risks and other factors. Management believes that the assumptions made and expectations reflected in the FLS are reasonable. There is no assurance that the underlying assumptions will prove to be correct and the actual future results may be different from expectations expressed above. These statements are not guarantees of future performance. Raptor Resources Holdings Inc. and Mabwe Minerals Inc. have no specific intention to update these statements.

SOURCE: Mabwe Minerals Inc.